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                                                                   Exhibit 10.9


                              EMPLOYMENT AGREEMENT
                               JEFFREY R. JOHNSON

      This EMPLOYMENT AGREEMENT ("Agreement"), effective as of the 1st day of October, 4 2004, by and between Franklin Credit Management Corporation ("FCMC" or "Company") and Jeffrey R. Johnson ("Employee").

                                    RECITALS

A.    FCMC is a Corporation organized under the laws of the State of Delaware.

B. FCMC desires to employ Employee, and Employee desires to accept employment from FCMC.

C.    The parties desire to record the arrangements made for such employment.

                                   AGREEMENT

      IT IS, THEREFORE, AGREED:

      1. Definitions: For the purposes of this Agreement, the following capitalized terms shall have the following meanings:

            a. FCMC or Company shall mean Franklin Credit Management Corporation and its current and future subsidiaries.

            b.    Employee shall mean Jeffrey R. Johnson.

            c. Competitor shall mean any person, company, firm or corporation which: (1) actually competes with the Company, its subsidiaries or affiliates in the acquisition, origination, servicing and resolution of performing, sub-performing, and nonperforming residential mortgage loan and residential real estate; (2) is engaged in a business in which the Company, its subsidiaries or affiliates are principally engaged; or (3) is engaged in a business which the Company, its subsidiaries or affiliates have at the date of Employee's termination of employment reasonably certain plans to principally engage within twelve months of the Employee's termination (collectively, "Business of the Company").

            d. Executive Bonus Pool shall mean that bonus pool established pursuant to Company policy, for each fiscal year, equal to ten (10%) percent of the after tax consolidated net profits of the Company in excess of $500,000, which percentage may be adjusted in the reasonable discretion of the Company's Board of Directors. The after tax net earnings shall be determined by the consolidated audited financial statements of the Company.
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            e.    Change in Control shall mean the occurrence of one or more of the following events:

                  (1) If (i) any "person"(as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power represented by the Company's then outstanding voting securities who is not already such as of the date of this Agreement, and
(ii) Thomas J. Axon, members of Mr. Axon's family, and entities in which Mr. Axon has an interest ("TJA") shall have beneficial ownership of less than twenty percent (20%) or more of the total voting power represented by the Company's then outstanding voting securities;

                  (2) The consummation of a tender or exchange offer; one or more contested elections related to the election of directors of the Company; a reorganization, merger or consolidation, or the acquisition of assets of another corporation, or any combination of the foregoing transactions (each, a "Business Combination"), which results in a change in the composition of the Board, as a result of which fewer than fifty percent (50%) of the directors are Incumbent Directors.

                  (3)   Company's shares shall cease to be registered under
Section 12(b) or 12(g) under the Securities Exchange Act of 1934, as amended.;
or,

                  (4) A sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, the term "Change of Control" shall not be deemed to have occurred if the Company files for bankruptcy protection, or if a petition for involuntary relief is filed against the Company.

            f. Incumbent Directors shall mean directors who either (A) are directors of the Company as of the date hereof or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors, or if such determination is being made by a committee of the Board of directors, a majority of the directors on such committee, whose election or nomination was not in connection with any transaction described in subsections (1) or (2) of Section 1(e) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

            g. Board of Directors shall mean the Board of Directors of the Company or any committee of the Board of Directors that is then charged with making compensation decisions with respect to the Employee.

      2. Employment/Term. Effective October 1, 2004, FCMC hereby employs Employee as the Chief Executive Officer and the President of FCMC. FCMC shall cause


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Employee to be elected as a director of the Company as soon as possible after
October 1, 2004. The term of employment shall be for the period of five (5) years commencing October 1, 2004, unless terminated sooner pursuant to the provision of Section 11 of this Agreement.

            a. Place of Employment. During the term of employment, Employee shall be based at the Company's principal executive offices, which shall be in the New York City metropolitan area (including the surrounding area of New Jersey), subject to reasonable travel required in the performance of Employee's duties.

      3. Duties and Authority. The responsibilities of Employee shall include management, control, administration, and operation of the following aspects of the business and affairs of the Company and its subsidiaries:

            a. Employee's duties shall include those duties normally customarily associated with position of CEO and President. Without limitation, Employee shall be responsible for the general and active management of the affairs of the Company, including but not limited to but not limited to: (i) supervision and evaluation of the Company and its staff; (ii) developing, implementing and reviewing strategic plans for each business segment; (iii) developing operating budgets for each business segment; (iv) review and oversight of regulatory issues and compliance; (v) oversight of information technology including management information systems; (vi) responsibility for management reporting and financial reporting packages.

            b. Employee shall report directly to the Board of Directors. All employees of the Company, other than the Chairman of the Board shall report directly or indirectly to the Employee; and,

            c. Employee shall submit to the Board of Directors from time to time such recommendations and information concerning any phase of Company policy or administration as may seem necessary to Employee to be in the best interests of the Company.

      4.    Compensation. FCMC shall pay to Employee the following compensation:

            a. Salary. Employee shall receive an initial annual salary of $325,000, payable on a semimonthly basis, which annual salary may be adjusted upward (but not downward) by the Board of Directors.

            b. Bonuses. In addition to the salary set forth above, Employee shall receive an annual bonus based on the net income after taxes of FCMC. The annual bonus shall be determined as follows:

                  (1) For each fiscal year of FCMC during which Employee is employed by FCMC, Employee shall be entitled to a 25% participation in the Executive Bonus Pool. With regard to the Company's fiscal year ending on December 31, 2004, Employee shall be entitled to a bonus equal to 25% of the Executive Bonus Pool,


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prorated to reflect Employee's three months of employment with the Company. The parties agree that Employee's bonus from the Executive Bonus Pool for fiscal year 2004 shall not be determined solely or primarily on the after-tax net earnings of the Company for the fourth quarter of fiscal year 2004. Such bonus for each fiscal year shall be paid to Employee within sixty (60) days of the filing of the Company's year end financial statements with the Securities and Exchange Commission.

                  (2) In the event Employee's employment with the Company ends on any date other than December 31 of a fiscal year, Employee's bonus from the Executive Bonus Pool for such fiscal year shall be determined in a manner consistent with the prior paragraph, subject however to prorating the number of months (full and partial) he was employed during such fiscal year.

            c. Stock. As additional compensation for services provided under this agreement, Employee shall be granted 100,000 shares of restricted common stock of the Company (the "Restricted Award") by November 30, 2004 (the "Grant Date"). On the Grant Date, none of the Restricted Award shall be vested. The Restricted Award shall vest on the following schedule:

     10,000 shares on January 1, 2005
      5,000 shares on each of April 1; July 1; October 1 2005; January 1, 2006; 5,000 shares on each of April 1; July 1; October 1 2006; January 1, 2007; 6,250 shares on each of April 1; July 1; October 1 2007; January 1, 2008; 6,250 shares on each of April 1; July 1; October 1 2008; January 1, 2009.

                  (1) Employee acknowledges that the shares subject to the Restricted Award shall be restricted stock and subject to restrictions imposed by Federal and/or State securities laws.

                  (2) The Restricted Award is subject to forfeiture to the extent that it has not become vested and nonforfeitable in accordance with the vesting schedule set forth above. Except as provided in subsection (c)(3) of this Section or Section 13, in the event that Employee's employment by the Company terminates prior to any of the vesting dates set forth in this subsection, any portion of the Restricted Award that has not become vested and nonforfeitable on or prior to the date of such termination shall be forfeited.

                  (3) In the event of a Change of Control, all restrictions, including but not limited to completion of the vesting periods applicable to the Restricted Award, will be deemed to have expired, and the entire Restricted Award shall immediately become fully vested and nonforfeitable.

                  (4) Employee will make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with regard to the shares subject to the Restricted Award. FCMC shall reimburse Employee on a grossed up basis for any taxes


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resulting from Employee having made such election at Employee's incremental tax rate (covering Social Security, and all applicable state, local, and federal taxes).

                  (5) Employee shall have registration rights with respect to the Restricted Award, including piggyback registration rights with respect to underwritten public offerings of the Company (subject to a customary underwriter's cutback), and two demand registration rights on Form S-3 or S-8 if the Company is eligible for the use of such forms, subject to customary and reasonable blackout periods; in each case to the extent Employee is not then eligible to sell all of the vested shares subject to the Restricted Award within a three month period under Rule 144, promulgated under the Securities Act of 1933, as amended. Additionally, Employee shall be subject to and entitled to ordinary and customary arrangements relating to the registration process, expenses and indemnification and contribution.

                  (6) Purchase of Shares. Employee shall purchase and the Company shall sell 20,000 shares of common stock of FCMC at per share equal to the weighted average closing price of the Company's stock during the month of September 2004.

                  (7) Employee acknowledges that the stock to be purchased shall not initially be registered and shall be subject to resale restrictions based on federal and state securities laws.

      5.    Certain Benefits.

            a. Vacation and other benefits. During each twelve-month period that Employee is employed by FCMC, Employee shall be entitled to four weeks (i.e., twenty days) of paid vacation plus regular personal days and holidays in accordance with the policies of FCMC. Up to five (5) unused vacation days can be accrued or aggregated from one twelve-month period to the next. In addition, Employee shall be entitled to participate in all present and future benefit plans and/or fringe benefits provided by FCMC to its other executive officers.

            b. Car Allowance. Throughout the term of employment, Employee shall receive a car allowance of $1,000 per month to cover purchase or lease expense of vehicle, gas, maintenance, insurance and parking. Employee shall also receive a paid parking space in the vicinity of the Company's offices.

            c. Expense Reimbursements. Employee is authorized to incur reasonable, ordinary and necessary expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel, business entertainment and similar items related to such duties and responsibilities. The Company will reimburse Employee for all such expenses upon presentation by Employee from time to time of appropriately itemized and documented accounts of such expenditures, consistent with the Company's policy.


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            d.    Legal Reimbursement. The Company shall reimburse Employee for his legal costs incurred in connection with this Agreement and related matters.

      6.    Moving Expenses.

            a. The Company shall provide Employee temporary housing in the New York City (NYC) metropolitan area for up to 90 days from date of employment. FCMC will manage the process of finding suitable housing.

            b. The Company shall reimburse Employee for two house hunting trips to NYC for Nancy Johnson, utilizing cost-effective airfare and ground transportation.

            c. The Company shall reimburse Employee for bi-monthly trips to Atlanta during the 90 day interim housing period, utilizing cost-effective airfare and ground transportation.

            d. The Company shall pay costs associated with renting an apartment in NYC; including, but not limited broker fees, legal costs to review a lease and similar items; but excluding rental payments, tenant improvements and similar items.

            e. The Company shall pay for the movement and temporary storage (for up to 60 days) of the household goods of Employee and members of his household.

            f. The Company shall pay for the travel expenses to move Employee and members of his household to NYC.

            g. The Company shall reimburse Employee for reasonable other moving expenses upon submission of an itemized list.

            h. The Company shall reimburse Employee for costs associated with the closing of the sale of the residence in Atlanta, GA. That includes broker fees up to a commission of 4% and other reasonable costs to be submitted to the Company. This assumes a house sale price of approximately $1,000,000.

            i. The Company shall discuss with Employee actions to be taken if the Atlanta residence does not sell within 90 days. For example, FCMC would consider reimbursing Employee the monthly mortgage payments that will be due while the house is in the sales process.

            j. The Company shall pay Employee an amount necessary to gross up the non-deductible relocation costs at Employee's incremental tax rate (covering Social Security, and all applicable State, Local, and Federal Taxes).

      7. Acknowledgments. FCMC is in the Business of the Company in both the New York City metropolitan area and on a national basis. Employee acknowledges that:

            a.    FCMC's services are highly specialized;


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            b.    FCMC has a proprietary interest in its methods and processes;
and,

            c. Documents and other information regarding FCMC's methods, pricing and costs are highly confidential and constitute trade secrets.

      8. Trade secrets and confidential information. During the term of this Agreement, Employee may have access to, and become familiar with, various trade secrets and confidential information belonging to FCMC, its subsidiaries or affiliates. Employee acknowledges that such confidential information and trade secrets are owned and shall continue to be owned solely by FCMC, its subsidiaries or affiliates. During the term of his employment and for thirty-six
(36) months (or for so long as a trade secret remains a trade secret under applicable law) after such employment terminates for any reason, regardless of whether termination is initiated by FCMC or Employee, Employee agrees not to use, communicate, reveal or otherwise make available such information for any purpose whatsoever, or to divulge such information to any person, partnership, corporation or entity other than Employer or persons expressly designated by Employer, unless Employee is compelled to disclose it by judicial process.

      9.    Restrictive covenants.

            a. Full-time Employment. During the period of his employment, Employee shall not, directly or indirectly, alone or as a member of any partnership, or as an officer, director, shareholder, or employee of any corporation, engage in or be concerned with any other paid employment, except as otherwise authorized in writing by the Company. Notwithstanding the foregoing, nothing herein shall preclude Employee from participating in charitable, educational, religious and community affairs and organizations, from serving as a member of the board of directors of a corporation (so long as such corporation does not compete directly or indirectly with the Company and is not otherwise involved in the purchase and/or sell of sub-prime loans), from managing personal investments made by him, and leasing and managing any investment property including his principal residence.

            b.    Non-competition. Employee agrees that:

                  (1) During the period of Employee's employment by the Company, Employee will not accept employment with, or act as a consultant, contractor, advisor, or in any other capacity for, a Competitor, or enter into competition with FCMC, its subsidiaries or affiliates, with regard to the Business of Company either by himself or through any entity owned or managed in whole or in part by Employee, and Employee shall not make any preparations to compete with the Company with regard to the Business of Company.

                  (2) During the term of this Agreement and for a period of nine (9) months after termination of Employee's employment by the Company for any reason, regardless of whether the termination is initiated by FCMC or Employee, Employee shall not solicit or make, or cause to make, any offer of employment to any employee of the


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Company, it subsidiaries or affiliates, for the purpose of inducing such employee to terminate his or her employment with the Company, or its subsidiaries or affiliates.

                  (3) For a period of twelve (12) months after termination of Employee's employment for any reason, regardless of whether the termination is initiated by the Company or Employee, or for a period of time equal to the length of Employee's employment with FCMC if such tenure is less than twelve
(12) months, Employee will not, directly or indirectly, solicit for the purchase or sale of financial assets any person, company, firm, or corporation from whom the Company purchased financial assets or to whom the Company sold assets originated by the Company during the last twelve (12) months of Employee's employment or during the period of Employee's employment with the Company if such tenure is less than twelve (12) months. Employee agrees not to so solicit such customers on behalf of himself or any other person, firm, company, or corporation, if such solicitation is for the purchase or sale of the same or similar types of financial assets purchased or sold by the Company.

            c. The parties have attempted to limit Employee's right to compete only to the extent necessary to protect FCMC from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that, if the scope or enforceability of the restrictive covenant is in any way disputed at any time, a court or other trier of fact may modify and enforce the covenant to the extent that it believes the covenant is reasonable under the circumstances existing at that time.

            d. Employee further acknowledges that each of the covenants set forth in this Section is reasonable and necessary for the protection of the Company's business interests, that irreparably injury will result to the Company if Employee breaches any of the terms of said covenants, and that in the event of Employee's actual or threatened breach of any such covenants, the Company will have no adequate remedy at law.

      10. Remedies. Employee acknowledges that: (1) compliance with Sections 8 and 9 herein is necessary to protect FCMC's business and good will; (2) a breach of those Sections will irreparably and continually damage FCMC; and (3) an award of money damages will not be adequate to remedy such harm. Consequently, Employee agrees that, in the event he breaches or threatens to breach any of these covenants, FCMC shall be entitled to both: (1) a preliminary or permanent injunction in order to prevent the continuation of such harm; and (2) money damages, insofar as they can be determined, including, without limitation, all reasonable costs and attorneys' fees incurred by the FCMC in enforcing the provisions of this Agreement if FCMC is successful in establishing Employee's breach of these covenants. Nothing in this Agreement, however, shall prohibit FCMC from also pursuing any other remedy.


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      11.   Termination.

            a. Termination by Either Party. Either party may terminate Employee's employment "without cause" by giving thirty (30) days prior written notice to the other.

            b. Termination by Company. Employee's employment may be terminated by the Company "for cause" if he:

                  (1) continually fails or refuses to perform one or more of his material assigned duties to the Company;

                  (2) continually fails or refuses to comply with one or more policies of the Company;

                  (3)   breaches any of the material terms of this Agreement;
or,

                  (4) commits any criminal, fraudulent or dishonest act related to his employment (other than an arm's length dispute relating to the erroneous reporting of an immaterial amount as an expense) relating to the Company or any of its assets or opportunities;

Notwithstanding the forgoing, the Company shall not be entitled to terminate Employee for cause under subsections (1), (2) or (3) of this subsection unless:
(i) Employee has been given written notice describing in reasonable detail the alleged breaches and stating that such breaches are grounds for termination for cause under this Section, and (ii) Employee fails to cure such breaches within ten (10) days after receipt of such notice.

In the event that the Company terminates Employee for cause pursuant to the provisions of this subsection and it is later determined by a court of competent jurisdiction that such cause did not exist, Employee's termination shall be deemed to be a termination by the Company without cause. In such event: (1) Employee shall be entitled to receive Severance pursuant to the terms of this Agreement as if the termination was made by the Company without cause, and (2) the entire Restricted Award shall become fully vested and nonforfeitable.

            c. Termination by Employee. Employee shall have the right to terminate his employment for "good reason." For the purposes of this Agreement, good reason shall be limited to the following:

                  (1) The Company transfers the place of Employee's employment in violation of Section 2 (a) of this Agreement;

                  (2) The Company breaches any of the material terms of Sections 2, 4, 5 or 6 of this Agreement or the Company knowingly misrepresented or failed to disclose to Employee a material financial, regulatory or legal matter of, or involving, the Company prior to the execution of this Agreement;


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                  (3)   Any material diminution by the Company of Employee's
duties or responsibilities, except in connection with the termination of Employee's employment by the Company, as a result of permanent disability, or as a result of Employee's death;

                  (4) Employee is requested by the Company to either act or fail to act in an unethical or illegal manner; or

                  (5) Employee is removed as CEO, President or Director of the Company.

Notwithstanding the forgoing, Employee shall not be entitled to terminate his employment for good reason under subsection (4) of this subsection: (i) unless Employee has given the Company reasonable written notice of the act, or failure to act, which Employee contends is unethical or illegal, or (2) if the Company has obtained an opinion of counsel opining that Employee has not been requested to act or fail to act in an unethical or illegal manner.

            d. Termination Due to Incapacity. In the event Employee is unable to perform his material duties because of illness or disability for a continuous period of 120 days, the Company may terminate this Agreement without further notice.

            e. Termination Due to Death. This Agreement shall terminate upon the death of Employee, subject to the rights and obligations of each party contained herein.

      12.   Severance.

            a.    Conditions under which Severance is Paid.

                  (1) Termination for Cause. In the event the Company terminates Employee's employment for cause, the Employee shall receive nothing other than any accrued salary, payment for accrued but unused vacation time, and reimbursement of expenses already incurred under Sections 5 and/or 6 hereof. Any portion of the Restricted Award that has not become vested and nonforfeitable on or prior to the date of such termination shall be forfeited.

                  (2) Termination Without Cause. In the event the Company terminates Employee's employment without cause, the Employee shall receive the severance pay provided in subsection (b) of this Section in addition to any accrued salary, accrued bonus, payment for accrued but unused vacation time, and reimbursement of expenses already incurred under Sections 5 and/or 6 hereof. Any portion of the Restricted Award that has not become vested and nonforfeitable on or prior to the date of such termination shall be forfeited.

                  (3) Termination by Employee. In the event Employee terminates his employment without good reason, the Employee shall receive nothing other than any accrued salary, accrued bonus, payment for accrued but unused vacation


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time, and reimbursement of expenses already incurred under Sections 5 and/or 6 hereof. Any portion of the Restricted Award that has not become vested and nonforfeitable on or prior to the date of such termination shall be forfeited.

                  (4) Termination by Employee for Good Reason. In the event Employee terminates his employment with good reason, Employee shall receive the severance pay provided in subsection (b) of this Section in addition to any accrued salary, accrued bonus, payment for accrued but unused vacation time, and reimbursement of expenses already incurred under Section 5 and/or 6 hereof.

                  (5) Termination following Change in Control. In the event Employee's employment is terminated (either by the Company or by Employee) following a Change in Control, Employee shall receive the severance pay provided in subsection (b) of this Section. Notwithstanding the forgoing, this subsection shall not apply to a termination of Employee for cause, following a Change in Control.

                  (6) Death or Disability. In the event of Employee's death or disability under Section 11 above, Employee or his estate shall receive the severance pay provided in subsection (b) of this Section in addition to any accrued salary, accrued bonus, payment for accrued but unused vacation time and reimbursement of expenses already incurred under Section 5 and/or 6 hereof. In addition, in the event of Employee's death or disability under Section 11 above, the entire Restricted Award shall immediately become fully vested and nonforfeitable

            b. Amount of Severance. To the extent severance is payable to Employee pursuant to subsection (a) of this Section, Employee shall be entitled to receive the severance payments provided for in subparts (1), (2) and (3) of this subsection:

                  (1) Vacation; Bonus. Employee shall be paid by the Company in a lump sum in respect of all accrued and unused vacation within ten days after termination of employment in an amount based on Employee's current base salary.

                  (2) Employee shall be paid a prorated bonus from the Executive Bonus Pool as determined by, or consistent with, the method of computation, and timing set forth in Section 4 hereof.

                  (3) Additional Lump Sum Payment. Employee shall be entitled to receive payment, in a lump sum, in the following amounts:

                        (i)   if the termination occurs prior to January 1, 2006
                              - $225,000;

                        (ii) if the termination occurs on or after January 1, 2006 - $225,000 plus $13,542 for each month (or partial month) of employment with the Company after December 31, 2005. However, in no event shall the amount paid pursuant to this subsection exceed Employee's salary as of the date of such termination


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                              plus an amount equal to the value of Employee's
                              total benefits for the prior twelve (12) month period, as of the date of such termination.

            c. Effect of Severance Payments. The severance payments set forth in this Section are payments made as liquidated damages and not as a penalty. In the event Employee's employment is terminated and Employee is not entitled to severance in accordance with subsection (a) of this Section, Employee shall be entitled to no further compensation or payments from the Company, except as set forth above.

            d. Cooperation. On termination of employment with the Company, Employee shall provide the Company a written resignation from all positions with the Company, its subsidiaries and affiliates, and any other documents that the Company may need to effectuate severance of the relationship

      13. Effect of Termination. Notwithstanding any other provision of this Agreement (including but not limited to Section 12(a)(6), related to Death and Incapacity, and Section 4(c)(3), related to Change in Control), in the event Employee's employment is terminated pursuant to Section 11 of this Agreement by Employee for good reason, then any unvested portion of the Restricted Award under Section 4(c) shall immediately vest and become nonforfeitable.

      14. Return of the Company Property. On termination of employment, Employee shall return to the Company all keys, correspondence, contracts, reports, price lists, manuals, forms, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, petty cash and all documents of any form relating to the Business of the Company or its subsidiaries or affiliates in his possession or control.

      15. Notice. Any notice required to be given hereunder shall be in writing sent by registered mail, return receipt requested, to FCMC at No. 6 Harrison Street, Fifth Floor, New York, New York 10016, Attention Thomas J. Axon, and to Employee at the address contained in the personal records of the Company or to such changed address as a party may designate by like notice to the other party. The effective date of such notice shall be its mailing date.

      16. Entire Agreement. This Agreement supersedes all agreements previously made by the parties relating to its subject matter. There are no other understandings or agreements between the parties.

      17. No Violation or Default. Employee hereby represents and warrants that the execution of this Agreement by him will not violate the provisions of or constitute a default under any other agreement or arrangement to which Employee is party or otherwise bound.

      18. Indemnification. The Company shall indemnify Employee in Employee's capacity as an officer and director, if and as applicably, under the terms and conditions of the agreement in place between the Company and its other Officers and Directors, which may be revised from time to time.


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      19.   Non-Waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise under it, shall constitute a waiver of that or any other right.

      20. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

      21. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

      22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      23. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefits of each of the parties and their respective successors and assigns.

      24. Tax Gross Up. Employee shall receive any series of tax "gross up" payments necessary in order to fully defray any and all federal, state, and local taxes, from whatsoever jurisdictions, that Employee may recognize or incur as a result of the payments, benefits, or other income items referenced in Sections 4(c)(4) and 6(j), and to defray all such taxes on such payments themselves, so as to equalize such taxes and avoid Employee having to be out-of-pocket or otherwise bear such taxes himself. Both parties agree to negotiate in good faith any changes to this Agreement as may be reasonably necessary to avoid any of the compensation of the Employee being determined to be deferred compensation and thereby subjecting any of the parties to excise taxes or other penalties under the American Jobs Creation Act of 2004, and any regulations promulgated thereunder.

      25. Survival. All rights of either party hereunder that by their terms are intended to survive termination of employment, (including without limitation Employee's rights to severance compensation, continuing benefits, indemnification, tax gross up, and for reimbursement for expenses validly incurred prior to termination), shall survive the termination or non-renewal of Employee's employment hereunder.

      IN WITNESS WHEREOF, the parties hereto have signed this Agreement. effective as of October 1, 2004.

                                     EMPLOYEE:




Date: _________________________      __________________________________________
                                     Jeffrey R. Johnson



                                     FCMC:
                                     Franklin Credit Management Corporation



Date: _________________________      By:    ____________________________________
                                     Name:  Thomas Axon
                                     Title: Chairman


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